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                                                                    Exhibit 12.1

                               Pliant Corporation

                       Statement Regarding Computation of
                      Ratios of Earnings to Fixed Charges

                                 (in millions)

                                            Fiscal Year Ended December 31,
                                         -----------------------------------
                                          1998    1999   2000   2001   2002
                                         ------  ------ ------ ------ ------
Earnings:
   Income (loss) before taxes             11.1    32.4  (72.5)   4.7  (44.9)
   Fixed charges (from below)             39.4    46.2   70.8   78.6   78.8
                                         -----   -----  -----  -----  -----

     Earnings                             50.5    78.6   (1.7)  83.3   33.9
                                         =====   =====  =====  =====  =====

Fixed Charges:
   Interest expense                       37.5    44.0   68.5   76.0   75.3

   Estimated interest portion of
     operating leases (assumed 1/3)        1.9     2.2    2.3    2.6    3.5
                                         -----   -----  -----  -----  -----

     Fixed charges                        39.4    46.2   70.8   78.6   78.8
                                         =====   =====  =====  =====  =====

   Ratio of earnings to fixed charges      1.3x    1.7x     -    1.1x     -

   Deficiency of earnings to fixed
     charges                                 -       -  (72.5)     -  (44.9)